Exhibit 23.5



                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in this Amendment No. 1 to Registration Statement on Form S-4/A and related Consent Solicitation/Prospectus of Franklin Street Properties Corp. for the registration of up to 10,894,994 shares of its common stock and to the use therein of our reports dated February 28, 2004, with respect to the financial statements of FSP Addison Circle Corp., FSP Collins Crossing Corp., FSP Montague Business Center Corp., and FSP Royal Ridge Corp., each of which appear therein.


/s/ Braver and Company, P.C.
Newton, Massachusetts
September 24, 2004